Exhibit 15.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on form S-8 (No. 333-2559533) of On Holding AG of our report dated March 18, 2022 relating to the consolidated financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers AG
Zurich, Switzerland
March 18, 2022